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                                                                  EXHIBIT 17(a)

                     BAIRD CAPITAL DEVELOPMENT FUND, INC.


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
                         REVOCABLE PROXY FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 15, 1996

                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Marcus C. Low, Jr. and Glen F. Hackmann, and each of them individually, as proxy, with full power of substitution, to represent and vote, as designated below, all shares of the Baird Capital Development Fund, Inc. ("BCD Fund") that the undersigned is entitled to vote at the Special Meeting of Shareholders of the BCD Fund, to be held at the University Club,
924 East Wells Street, Milwaukee, Wisconsin 53202, at 10:00 a.m., Central Time, on March 15, 1996, or at any adjournment thereof, with respect to the matters set forth below and described in the accompanying Notice of Special Meeting and Proxy
Statement/Prospectus, receipt of which is hereby acknowledged.

Please place an "X" in the desired box for each item.

Shares represented by this Proxy will be voted as directed by the shareholder.
IF NO DIRECTION IS SUPPLIED, THE PROXY WILL BE VOTED FOR PROPOSAL 1.
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1.   PROPOSAL TO APPROVE an Agreement and Plan of Reorganization (the "Agreement")       FOR  [ ]     AGAINST  [ ]     ABSTAIN  [ ]
     between BCD Fund and AIM Equity Funds, Inc. ("AEF") and the consummation of the transactions contemplated therein (the "Transaction"). Pursuant to the Agreement, substantially all of the assets of BCD Fund will be transferred to AIM Capital
     Development Fund ("Capital Development"), a newly-created portfolio of AEF. Upon such transfer, AEF will issue shares of Capital Development directly to the shareholders of
     BCD Fund. Shareholders of BCD Fund will receive shares of Capital Development with an aggregate net asset value equal to the aggregate net value of the BCD Fund assets transferred in connection with the Transaction. It is expected that the value of each shareholder's account with Capital Development immediately after the Transaction would be the same as the value of such shareholder's account with BCD Fund immediately prior to the Transaction.

2.   In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof.

                       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 1.
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                                           (TO BE DATED AND SIGNED ON THE REVERSE SIDE)

                                                              [FRONT]

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DATE: ______________________________________________________________, 1996

(If this account is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate.)

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              (Please sign exactly as name appears at left)

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